United States Steel Corporation
Executive Severance Plan
Effective December 14, 2021

The Board of Directors of United States Steel Corporation has established the United States Steel Corporation Executive Severance Plan (the “Plan”) effective as of December 14, 2021, to provide severance benefits to the executive officers of the Corporation solely in the event of a company-initiated separation without “Cause” as defined below. The Plan is intended to be an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with participation limited to a select group of management or highly compensated employees as described in DOL Regulation section 2520.104-24.
Section 1. Definitions
1.01     In addition to the terms defined elsewhere in the Plan, the following terms as used in the Plan shall have the following meanings unless the context clearly indicates otherwise:
(a)    “Affiliated Company” means any entity which controls, is controlled by or is under common control with the Corporation under Sections 414(b), (c), (m) or (o) of the Code.
(b)    “Base Salary” means the Participant’s annualized rate of base salary determined as of the employment termination date, excluding premium pay, international assignment premium and expatriate-related additions to pay, if applicable, and before deductions or voluntary deferrals authorized by the Participant or required by law to be withheld from the Participant by the Corporation or any Affiliated Company.
(c)    “Board” means the Board of Directors of the Corporation, or a duly authorized committee thereof.
(d)    “Cause” when used with respect to a Participant’s termination of employment of means:
(1)     the willful and continued failure by the Participant to substantially perform his duties with the Corporation or an Affiliated Company (other than any such failure resulting from the Participant’s disability), after reasonable notice of such failure and an opportunity to correct it; or
(2)    the willful and continued engaging by the Participant in conduct which is demonstrably and materially injurious to the Corporation or an Affiliated Company, monetarily or otherwise, or
(3)    the breach by the Participant of the Corporation’s Code of Ethical Business Conduct as determined by the Plan Administrator in its sole discretion.
For purposes of this Plan, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such action or omission was in the best interest of the Corporation.
     (e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
(f)    “Corporation” means United States Steel Corporation, except that, in the context of a Participant employed by an Affiliated Company, references to the Corporation shall include a reference to the relevant Affiliated Company that employs the Participant.
(g)    “Participant” means a person who is at the time of termination of employment serving in a position designated by the Board to be an executive “officer” of the Corporation as defined under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.
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(h)     “Plan Administrator” means the Compensation & Organization Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.
Section 2. Severance Benefits
2.01    Eligibility. A Participant whose employment with the Corporation is involuntarily terminated without Cause shall be eligible to receive a severance benefit under the Plan, provided the Participant on or before the 60th day following such termination of employment has signed and delivered to the Corporation a waiver and general release (collectively the “General Release”) of all claims against the Corporation, its subsidiaries and affiliates and their directors, officers, and employees, and non-disparagement covenant, in the form presented by the Corporation and has not revoked or violated the terms of the required General Release.
2.02    Amount of Severance Benefit. The severance benefit shall be equal to (i) twelve months of the Participant’s Base Salary, plus (ii) an amount equivalent to the Participant’s target bonus under the Corporation’s Executive Management Annual Incentive Compensation Plan (or any successor plan), which shall be determined based on the Participant’s Base Salary and target bonus percentage as of his or her employment termination date.
2.03    Payment of Severance Benefit. The severance benefit shall be paid in a single lump sum, less applicable deductions and withholdings, as soon as administratively practicable after the Participant’s termination of employment, but in no event later than two and one-half (2-1/2) months after the end of the year in which the Participant’s termination of employment occurs. Notwithstanding the foregoing, the severance benefit under the Plan will not be payable to a Participant unless and until the Corporation receives the General Release referenced in Section 2.01 above fully executed by the Participant and it has become effective and irrevocable. If the consideration and revocation period for any release extends beyond the tax year that includes the Participant’s separation into a later tax year, payment will be made in the later tax year without regard to the date the General Release becomes irrevocable.
Section 3. Claims Procedure
3.01    General. All claims for benefits under the Program must be filed with the Corporation’s Chief Human Resources Officer (the “CHRO”) within sixty (60) days after the Participant’s termination of employment with the Corporation. The CHRO shall deliver the claim to the Plan Administrator for review. The benefit determinations will be made in accordance with the terms of the Plan and Department of Labor Regulations section 2560.503-1.
3.02    Initial Claim. If a claim is wholly or partially denied, the Plan Administrator shall notify the claimant of the adverse benefit determination within 90 days after receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed 90 days from the end of such initial period. The Plan Administrator shall provide a claimant with written or electronic notification of any adverse benefit determination.
3.03    Appeal Procedures. If a claim for benefits is denied, the claimant may within 60 days after receipt of the denial file an appeal in writing with the CHRO, who shall deliver the appeal to the Plan Administrator for review. If a claimant fails to file an appeal within the 60-day time limit and in the manner specified above, the claimant shall thereafter be barred from again asserting such claim. In connection with an appeal of an adverse benefit determination, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

3.04    Determination on Appeal. A claimant shall be notified of the benefit determination on review no later than 60 days after the Plan Administrator’s receipt of the claimant’s appeal, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If it is determined that an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall the extension exceed
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60 days from the end of such initial period. A claimant shall be provided with written or electronic notification of the Plan Administrator’s benefit determination on appeal. If the claim is denied on appeal, in whole or in part, the claimant may file a lawsuit under Section 502(a) of ERISA within one year after receipt of the final adverse benefit determination.

Section 4. General Provisions
4.01    Administration. The Plan Administrator shall have full discretion and authority to decide all questions arising out of and relating to the administration of the Plan, including the determination of eligibility and amount of any severance benefit. The decision of the Plan Administrator shall be final and conclusive as to all questions of interpretation and application of the Plan and shall bind all parties concerned to the extent permitted by law.
4.02    Amendment or Termination of Plan. The Corporation reserves the right to amend, modify, suspend or terminate the Plan at any time and without advance notice to the Participants.
4.03    Validity and Severability. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4.04    Governing Law. The validity, interpretation, construction and effect of the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by Federal law.
4.05    No Requirement to Fund. The Corporation's obligation to pay benefits under this Plan shall be an unfunded and unsecured promise of the Corporation to pay money in the future. No Participant shall have rights greater than those of a general unsecured creditor of the Corporation.
4.06    Exclusive Provisions of Plan. The provisions contained herein constitute the complete and exclusive statement of the terms of this Plan. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Plan. All reliance by any individual concerning the subject matter of this Plan shall be solely upon the provisions set forth in this document.
4.07    No Guarantee of Employment. Neither the creation of this Plan nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation, or any successor to the Corporation.
4.08    Nonalienation. No benefits payable under this Plan shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. This section shall not apply to portions of benefits applied to satisfy obligations for withholding of employment taxes, or obligations under a qualified domestic relations order.
4.09    Code Section 409A. The Plan is intended to comply with, or otherwise be exempt from, Code section 409A. The preceding provisions, however, shall not be construed as a guarantee by the Corporation or any Affiliated Company of any particular tax effect to a Participant under the Plan. The Corporation and its Affiliated Companies shall not be liable to a Participant for any additional tax, penalty or interest under Code section 409A, nor for reporting in good faith any payment made under the Plan as an amount includible in gross income under Code section 409A. To the extent required by section 409A of the Code, a Participant’s “termination of employment,” “separation,” or words of similar import, as used in this Plan shall be construed consistent with a “separation from service” as defined under Code section 409A and the regulations thereunder. Notwithstanding anything in the Plan to the contrary, if a payment obligation under the Plan arises on account of a Participant’s termination of employment while a “specified employee” (as defined under Code section 409A and the regulations thereunder), any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made within 15 days after the end of the six-month period beginning on the date of such termination of employment or, if earlier, within 15 days after appointment of the personal representative or executor of
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the Participant’s estate following the death of the Participant. No interest shall accrue with respect to any delayed payment under the Plan.
4.10    Non-Duplication of Benefits. Payments to a Participant under the Plan shall not result in duplication of any severance or similar payments that otherwise might be payable under any plan, program or policy of the Corporation or any Affiliated Company that provides severance benefits upon termination of employment, including the Corporation’s Change in Control Severance Plan, and shall be in lieu of any benefits payable under the Corporation’s Supplemental Unemployment Benefit Program. The Participant acknowledges that Plan benefits represent an extraordinary item of compensation, and benefits payable under this Plan shall not be used in calculating any increase in benefits under any other plan, policy or arrangement of the Corporation or an Affiliated Company.
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